Exhibit 99.1

           ADVANCIS PHARMACEUTICAL REPORTS THIRD QUARTER 2006 RESULTS

          COMPANY'S AMOXICILLIN PULSYS NDA FILING EXPECTED IN DECEMBER;
               COMMERCIAL LAUNCH OF KEFLEX 750MG CAPSULES UNDERWAY

    GERMANTOWN, Md., Nov. 1 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended September 30, 2006.

    Advancis reported third quarter 2006 net Keflex product sales of $2.4 million, compared to $0.3 million in the second quarter of 2006 and $1.2 million in the third quarter of 2005. For the first nine months of 2006, revenue from product sales was $3.6 million, compared to product sales of $3.2 million in the first nine months of 2005. In addition to product sales of Keflex, in the prior year Advancis recognized contract revenue and reimbursed development costs under the Company's prior collaborative agreements of $6.2 million and $12.0 million for the three months and nine months ended September 30, 2005, respectively.

    Advancis reported research and development (R&D) expenses in the third quarter of $5.7 million, down from second quarter 2006 R&D expenses of $6.8 million and third quarter 2005 R&D expenses of $10.0 million. Total expenses for the third quarter of 2006 were $12.2 million, compared to $11.2 million in the second quarter of 2006 and $13.6 million in the third quarter of 2005. Total expenses in the first nine months of 2006 decreased to $33.2 million, from $42.5 million in the first nine months of 2005.

    Net loss was $9.9 million for the third quarter, compared to a net loss of $10.7 million in the second quarter of 2006 and a net loss of $5.9 million in the third quarter of 2005. Net loss per share applicable to common stockholders during the third quarter of 2006 was ($0.33), compared to a net loss per share of ($0.35) in the prior quarter, and a net loss per share of ($0.20) in the comparable quarter of last year. For the first nine months of 2006, net loss was $28.2 million, or ($0.93) per share, compared to a net loss of $26.6 million, or ($1.00) per share, in the first nine months of 2005.

    "We were very pleased to receive positive results from our Amoxicillin PULSYS Phase III clinical trial during the third quarter," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We believe the coming months will be pivotal for Advancis, as we near completion of our NDA filing by the end of the 2006, manage the commercialization of our Keflex 750 capsules, and move toward a potential approval and launch of Amoxicillin PULSYS next year. We look forward to successfully executing upon these milestones and communicating our progress over the course of the next year."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS -- Successful Phase III Results, NDA Filing Update During the quarter, Advancis announced that its Amoxicillin PULSYS Phase III clinical trial for the treatment of adults and adolescents with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections (commonly referred to as strep throat) achieved its desired endpoints. Advancis' clinical trial, designed to support product approval for Amoxicillin PULSYS, included 620 patients in a double-blind, double-dummy, non-inferiority Phase III trial and was conducted in 50 investigator sites across the U.S. and Canada.

    The Company compared its Amoxicillin PULSYS tablet for the treatment of pharyngitis/tonsillitis due to S. pyogenes (Group A streptococcus) delivered in a once-daily, 775 milligram tablet for a period of 10 days to 250 milligrams of penicillin dosed four times daily, for a total of one gram per day, for 10 days. The trial demonstrated statistical non-inferiority of Amoxicillin PULSYS therapy versus the penicillin comparator therapy for the trial's primary endpoints of bacterial eradication rates for two distinct patient populations. The trial also demonstrated Amoxicillin PULSYS reached 85 percent bacterial eradication for the "per-protocol" group of patients, in accordance with U.S. Food and Drug Administration (FDA) guidance for product approval as first-line pharyngitis therapy.

    During the third quarter, Advancis received correspondence from the FDA's Division of Anti-Infectives Drug Products, confirming that the regulatory strategy and proposed format for the Company's NDA (New Drug Application) filing for its Amoxicillin PULSYS product was acceptable. Advancis believes data from its recently concluded Amoxicillin PULSYS Phase III trial, along with existing academic literature data and analysis from the Company's prior Amoxicillin PULSYS studies, should provide the necessary clinical data required to support a NDA filing for product approval. Advancis expects to file a 505(b)(2) NDA with the FDA for the product candidate in December 2006, and, if approved, to launch the product around year-end 2007.

    Keflex(R) Capsules (Cephalexin, USP) -- Launch Update

    During the quarter, Advancis commenced the commercialization of its new 750mg strength of Keflex capsules through a targeted and dedicated national contract sales force of 75 sales representatives and eight Advancis district sales managers. Advancis contract sales representatives began directly promoting Keflex 750mg capsules to targeted physicians as well as providing patient starter samples in late July 2006.

    The Company began shipping Keflex 750mg in bottles of 50 capsules to retail pharmacies nationwide in July for initial inventory stocking, and now believes that it has Keflex 750mg stocked in a total of approximately 25,000 U.S. pharmacies. Although still early in the launch of Keflex 750mg, Advancis believes the product is being well-received in the market and intends to evaluate its progress over the coming months before providing 2007 Keflex sales guidance or additional market share forecasts.

    Advancis believes the new Keflex 750mg strength provides healthcare professionals a more convenient way to deliver a total daily dose of 1500mg per day, by providing them an option to prescribe just two daily doses of the 750mg capsules. Keflex is approved for adult dosages ranging from one to four grams per day in divided doses; however, the majority of prescriptions are currently written for cephalexin 500mg three times daily -- totaling 1500mg per day.

    Advancis Corporate Name Infringement Case

    During the quarter, Advancis announced that the United States District Court for the District of Delaware issued an Opinion and Order ruling that the Advancis corporate name is infringing the sanofi-aventis trademark. In December 2003, Aventis and Aventis Pharmaceuticals, Inc., now part of sanofi-aventis, brought an action against Advancis, alleging, in essence, that the Advancis corporate name is infringing the plaintiff's trademark and seeking injunctive relief.

    A trial was held in May 2005, and the Court issued its decision on September 26, 2006, ruling in favor of sanofi-aventis. No monetary damages were associated with the decision, and the Company does not believe there will be a significant financial impact involved from complying with the Court's decision.

    The Court's decision deferred an injunction and instead asked the two parties to jointly submit a proposed Order to the Court. On October 27, 2006, Advancis jointly submitted a proposed Permanent Injunction and Order with sanofi-aventis, pursuant to the Court's request. Per the proposed Order, Advancis agreed to surrender its trademark registrations for the "Advancis" name and, by June 30, 2007, to cease using the name in connection with its future business.

    Advancis believes the joint Order allows for a sufficient period of time to select a new corporate name and to effect an orderly transition to its new corporate identity without significant hardship or financial impact to the Company. Advancis has begun the process to select its new corporate name and expects to reach a conclusion by early 2007.

    FINANCIAL DETAILS

    * Total revenue, resulting entirely from net Keflex product sales, was $2.4 million in the third quarter of 2006, compared to revenue of $0.3 million in the prior quarter. Third quarter 2006 Keflex revenue included approximately $1.7 million for products that were delivered to customers as Keflex 750mg initial inventory stocking. The Company generally recognizes revenue upon delivery of the product to a customer, typically a wholesaler. However, the Company deferred the recognition of revenue of approximately $0.3 million in the quarter due to certain incentives provided during the launch period.

      Higher sequential Keflex product sales compared to the prior quarter were mainly due to the orders for initial stocking as well as subsequent sales of the Company's recently launched 750mg strength in the third quarter. Total revenue for the third quarter of 2005 was $7.4 million, consisting of both Keflex product sales and revenue recognized under the Company's prior collaboration for Amoxicillin PULSYS. No similar collaboration revenue was recognized in 2006. Net Keflex sales totaled $3.6 million in the first nine months of 2006, up from $3.2 million in the first nine months of 2005.

    * Operating expenses. Third quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $5.7 million, down from $6.8 million in the previous quarter and $10.0 million in the third quarter of 2005. Decreased sequential R&D expenses compared to the second quarter of 2006 primarily were due to a decrease in third quarter clinical trial expenses, as the Company concluded its Phase III trial for Amoxicillin PULSYS. Decreased year-over-year R&D expenses resulted mainly from a reduced number of ongoing clinical trials in third quarter 2006 versus third quarter 2005.

      Selling, general and administrative (SG&A) expenses totaled $6.1 million in the third quarter of 2006, up from $4.5 million in the second quarter of 2006 and $3.5 million in the third quarter of 2005. Increased SG&A expenses in the third quarter were primarily due to selling and marketing costs of approximately $3.3 million, in association with the launch of the Company's new Keflex 750mg product. Keflex launch costs were $1.7 million in the second quarter of 2006, and no such marketing costs were incurred in the third quarter of 2005.

      Stock-based compensation recorded in the third quarter 2006 was a total of $1.1 million, of which, $0.6 million was recorded in R&D expense and $0.5 million was recorded in SG&A expense. In the second quarter 2006 and third quarter 2005, total stock-based compensation expense was $0.9 million and ($0.2) million, respectively.

    * Net loss for the third quarter of 2006 was $9.9 million. This compares to a net loss of $10.7 million in the second quarter of 2006, and $5.9 million in the third quarter of 2005. Higher net loss in the third quarter of 2006 versus the prior year was mainly attributable to reduced revenue and increased expenses resulting from the Company's activities supporting the launch of its new Keflex 750mg capsules.

    * Net loss per share applicable to common stockholders for the third quarter of 2006 was ($0.33), compared to a loss per common share of ($0.35) in the prior quarter and ($0.20) in the third quarter of 2005. Per share figures were computed on the basis of an average of 30.3 million shares outstanding in the third quarter of 2006, 30.3 million shares outstanding in the second quarter of 2006, and 29.6 million shares outstanding in the third quarter of 2005.

    * Cash and marketable securities decreased by $8.3 million during the third quarter. Changes were composed of $9.9 million of operating losses and $0.5 million of loan payments; offset by $2.1 million of non-cash depreciation, amortization, and stock-based compensation.

    * The Balance Sheet at the end of the third quarter of 2006 reflected $12.6 million of unrestricted cash, cash equivalents and marketable securities, compared to $20.9 million as of June 30, 2006, and $29.4 million as of December 31, 2005.

    FINANCIAL GUIDANCE

    Advancis' financial guidance is unchanged from recently updated forecasts. Total revenue for 2006 is expected to be approximately $7 million to $10 million, resulting from sales of all Keflex products.

    Net loss for the year is expected to be between $37 million and $40 million, or approximately $1.21 to $1.31 per diluted common share. Non-cash charges for 2006, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. These forecasts include an estimated $3 million non-cash impact from expensing of stock options under SFAS 123R.

    Cash, cash equivalents, and marketable securities at the end of 2006 are expected to be approximately $4 million to $6 million. As previously stated, given suitable market conditions and favorable financing terms, the Company may consider raising additional capital during 2006 or 2007.

    CONFERENCE CALL

    The Company has scheduled a conference call for today, Wednesday, November 1, 2006 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on November 1, 2006 beginning at 12:30 PM ET and will be accessible until Wednesday, November 8, 2006 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 9742528.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:

    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:

    Keflex(R) Capsules (Cephalexin, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. Keflex is currently available in 250mg capsules, 500mg capsules, 750mg capsules, and powder for oral suspension. Keflex is contraindicated in patients with known allergy to the cephalosporin group of antibiotics. Before therapy with cephalexin is instituted, careful inquiry should be made to determine whether the patient has had previous hypersensitivity reactions to cephalexin, cephalosporins, penicillins, or other drugs. Keflex should be administered with caution in the presence of markedly impaired renal function or a history of gastrointestinal disease, particularly colitis. More information on Keflex and prescribing information are available at http://www.keflex.com

    This announcement contains historical financial information as of and for three-month and nine-month periods ended September 30, 2006 and September 30, 2005 that is unaudited, and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2006 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents,
(10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, (12) successfully commercialize and gain market acceptance for its Keflex products, (13) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (14) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                           Three Months Ended              Nine Months Ended
                                             September 30,                    September 30,
                                    -------------------------------   -------------------------------
                                         2006            2005              2006             2005
                                    --------------   --------------   --------------   --------------
Revenues:
  Product sales                     $    2,369,975   $    1,159,986   $    3,566,563   $    3,190,340
  Contract revenue                               -        3,326,024                -        4,027,778
  Reimbursement of
   development costs                             -        2,915,303                -        8,010,690
    Total revenues                       2,369,975        7,401,313        3,566,563       15,228,808

Costs and expenses:
  Cost of product
   sales                                   440,159           87,555          517,765          266,332
  Research and
   development                           5,737,047        9,992,697       19,700,263       33,461,337
  Selling, general
   and administrative                    6,069,529        3,491,049       13,001,312        8,745,466
    Total expenses                      12,246,735       13,571,301       33,219,340       42,473,135

Loss from
 operations                             (9,876,760)      (6,169,988)     (29,652,777)     (27,244,327)

Interest income                            221,333          319,484          747,921          755,898
Interest expense                          (241,735)         (29,736)        (292,018)         (93,246)
Other income                                     -                -          976,815                -
    Net loss                        $   (9,897,162)  $   (5,880,240)  $  (28,220,059)  $  (26,581,675)

Basic and diluted
 net loss per share                 $        (0.33)  $        (0.20)  $        (0.93)  $        (1.00)

Shares used in
 calculation of
 basic and diluted
 net loss per
 share                                  30,302,628       29,630,500       30,209,948       26,657,679

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                            September 30,    December 31,
                                                2006             2005
                                           --------------   --------------
                 ASSETS
Current assets:
   Cash and cash equivalents               $    7,892,656   $   18,116,968
   Marketable securities                        4,716,385       11,314,090
   Restricted cash                                      -          418,244
   Accounts receivable, net                     2,133,737          756,764
   Notes receivable from officer                        -          121,500
   Inventories, net                             1,330,067          219,451
   Prepaid expenses and other
    current assets                                533,642          797,253
     Total current assets                      16,606,487       31,744,270

Property and equipment, net                    12,404,505       14,450,627
Restricted cash                                   870,480        1,182,680
Deposits and other assets                       1,351,825          884,312
Intangible assets, net                          8,666,746        9,535,003
     Total assets                          $   39,900,043   $   57,796,892

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                        $    2,901,596   $    1,686,487
   Accrued expenses and advances                7,826,538        7,071,731
   Lines of credit and short-term debt          7,644,391          895,204
   Deferred product revenue                       270,061                -
     Total current liabilities                 18,642,586        9,653,422

Lines of credit - noncurrent portion                    -          597,208
Note payable                                       75,000           75,000
Accrued severance - noncurrent
 portion                                                -        1,235,394
Deferred contract revenue                      11,625,000       11,625,000
Deferred rent and credit on lease
 concession                                     1,264,560        1,268,857
     Total liabilities                         31,607,146       24,454,881

Stockholders' equity:
   Preferred stock                                      -                -
   Common stock                                   303,050          297,652
   Capital in excess of par value             147,303,642      144,766,213
   Deferred stock-based compensation                    -         (623,051)
   Accumulated deficit                       (139,315,367)    (111,095,308)
   Accumulated other comprehensive
    loss                                            1,572           (3,495)
     Total stockholders' equity                 8,292,897       33,342,011

     Total liabilities and
      stockholders' equity                 $   39,900,043   $   57,796,892

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                           Nine Months Ended September 30,
                                           -------------------------------
                                               2006              2005
                                           --------------   --------------
Cash flows from operating activities:
 Net loss                                  $  (28,220,059)  $  (26,581,675)
 Adjustments to reconcile net loss to
  net cash used
  in operating activities:
   Depreciation and amortization                2,949,486        3,048,707
   Stock-based compensation                     2,861,585          682,692
   Deferred rent and credit on lease
    concession                                     (4,297)          44,721
   Amortization of premium on
    marketable securities                         222,332          286,765
   Loss on disposal of fixed assets                23,185                -
   Recognition of advance payment for
    potential sale of Keflex                   (1,000,000)               -
   Changes in:
    Accounts and notes receivable              (1,255,473)         (19,061)
    Inventories                                (1,110,616)        (139,366)
    Prepaids and other current assets             220,484          659,998
    Deposits other than on property
     and equipment                                      -         (147,101)
    Accounts payable                            1,215,109       (2,042,093)
    Accrued expenses and accrued
     severance                                    608,590        2,983,812
    Deferred revenue                              270,061        2,211,532
       Net cash used in operating
        activities                            (23,219,613)     (19,011,069)

Cash flows from investing activities:
 Advance payment for potential sale
  of Keflex intangible assets                           -        1,000,000
 Purchase of marketable securities            (13,274,560)     (10,055,729)
 Sale and maturities of marketable
  securities                                   19,655,000       13,705,000
 Purchases of property and equipment              (50,653)      (1,433,826)
 Deposits on property and equipment              (250,000)        (543,843)
 Proceeds from sale of fixed assets                25,000                -
 Restricted cash                                  730,444            6,603
       Net cash provided by investing
        activities                              6,835,231        2,678,205

Cash flows from financing activities:
 Proceeds from issuance of debt, net
  of issue costs                                7,792,976                -
 Payments on lines of credit                   (1,913,062)        (760,180)
 Proceeds from private placement of
  commons stock, net of issue costs                     -       25,754,389
 Proceeds from exercise of common
  stock options                                   280,156           23,015
       Net cash provided by financing
        activities                              6,160,070       25,017,224

Net (decrease) increase in cash and
 cash equivalents                             (10,224,312)       8,684,360

Cash and cash equivalents, beginning
 of period                                     18,116,968       10,395,757

Cash and cash equivalents, end of
 period                                    $    7,892,656   $   19,080,117

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             11/01/2006
    /CONTACT: Robert Low, Vice President, Finance & CFO, +1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Vice President, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com
                http://www.keflex.com /